Exhibit 1.7

Form of 5.000% Notes due 2031

This Security is in global form within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (“DTC”), or a nominee of DTC, which may be treated by the Company, the Guarantor, the Trustee and any agent thereof as owner and holder of this Security for all purposes.

Unless this certificate is presented by an authorized representative of DTC to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Securities in definitive form in the limited circumstances referred to in the Indenture, this Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Registered No. [•]	Principal Amount: $[•]
CUSIP No. 377372 AT4
ISIN US377372AT41

GLAXOSMITHKLINE CAPITAL INC.

5.000% Notes due 2031

Fully and Unconditionally Guaranteed by

GSK PLC

GlaxoSmithKline Capital Inc., a corporation organized under the laws of the State of Delaware (hereinafter called the “Company,” which term shall include any successor entity under the Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal sum of [•] dollars ($[•]) on September 15, 2031 (the “Maturity Date”) and to pay interest thereon from September 15, 2026 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year (each, an “Interest Payment Date”), commencing March 15, 2027, at the rate of 5.000% per annum, until the entire principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Record Date for such interest, which shall be February 28 or August 31 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Person in whose name this Security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series at least 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the Principal of and interest on and any Additional Amounts in respect of this Global Security will be paid to DTC for the purpose of permitting DTC to credit the principal and interest and any additional amounts received by it in respect of this Global Security to the accounts of the beneficial owners thereof; provided, however, that if this Security is not a Global Security, payment of the Principal of, interest on and Additional Amounts, if any, in respect of this Security will be made at the office or agency of the Trustee in The City of New York, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that at the option of the Company payment of interest may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (b) transfer to an account of the Person entitled thereto located inside the United States.

Additional provisions of this Security are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 15th day of September, 2026.

GLAXOSMITHKLINE CAPITAL INC.

By:
Name: Richard John Latchford
Title: Director and Vice President

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one or all of the Securities of the series designated “5.000% Notes due 2031” pursuant to the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

[Signature Page to Global Note]

GUARANTEE OF GSK PLC

For value received, GSK plc, a public limited company incorporated under the laws of England and Wales, having its principal executive offices at 79 New Oxford Street, London WC1A 1DG, United Kingdom (the “Guarantor,” which term includes any Person as a successor Guarantor under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby fully and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the Principal of, interest on and any Additional Amounts payable in respect of such Security and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether on the stated maturity date, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. In case of the failure of GlaxoSmithKline Capital Inc., a corporation organized under the laws of the State of Delaware (the “Company,” which term includes any successor Person under such Indenture), to punctually make any such payment of Principal, interest or Additional Amounts or any such sinking fund or analogous payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the stated maturity date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The indebtedness evidenced by this Guarantee is ranked equally and pari passu with all other unsecured and unsubordinated indebtedness of the Guarantor.

The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or the Trustee or any other circumstance that may otherwise constitute a legal or equitable discharge of a guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the Principal of such Security, or increase the interest rate thereon, or alter the stated maturity date thereof, or increase the Principal of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Article Seven of such Indenture. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the Principal of, interest on and Additional Amounts payable in respect of such Security. This Guarantee is a guarantee of payment and not of collection.

The Guarantor shall be subrogated to all rights of the Holder of such Security and the Trustee against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the Principal of, interest on and Additional Amounts payable in respect of all Securities of the same series issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of such Indenture shall alter or impair the guarantees of the Guarantor, which are absolute and unconditional, of the due and punctual payment of the Principal of, interest on and Additional Amounts payable in respect of, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee that are defined in such Indenture shall have the meanings assigned to them in such Indenture.

THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed this 15th day of September, 2026.

GSK PLC, as the Guarantor

By:
Name: Julie Brown
Title: Chief Financial Officer and Executive Director

[Signature Page to Guarantee]

5.000% Notes due 2031

This Security is one or all of a duly authorized issue of securities of the Company (herein called the “Securities”), initially limited in aggregate principal amount to $1,250,000,000, issued and to be issued in one or more series under an Indenture, dated as of April 6, 2004 (herein called the “Indenture”), among the Company, GSK plc, as Guarantor (the “Guarantor”) and Deutsche Bank Trust Company Americas (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among the Company, Deutsche Bank Trust Company Americas and Law Debenture Trust Company of New York), as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture dated as of March 18, 2013, the Second Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Third Supplemental Indenture dated as of May 15, 2018, among the Company, the Guarantor and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one or all of the series designated as the “5.000% Notes due 2031.”

As provided in and subject to the provisions of the Indenture, the Securities in this series are redeemable in whole but not in part, at the discretion of the Company (or, if applicable, the Guarantor), if: (a) the Company (or, if applicable, the Guarantor) determines that as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date, the Company (or, if applicable, the Guarantor) would be required to pay Additional Amounts with respect to such series of Securities on the next succeeding Interest Payment Date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company or the Guarantor, or withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the Company directly from the Guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the Company or the Guarantor (or any affiliate) or (b) the Company (or, if applicable, the Guarantor) determines, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof), (whether or not such action was taken or brought with respect to the Company or the Guarantor), which action is taken or brought on or after the issue date, there is a substantial probability that the circumstances described in subsection (a) above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts. The Company or the Guarantor will also pay to each Holder, or make available for payment to each such Holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

In the event of a redemption as described in the preceding paragraph, notice of such redemption to the Holders of Securities of this series to be redeemed, in whole but not in part, at the option of the Company shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 15 days and not more than 60 days prior to the date fixed for redemption to such Holders of Securities of such series at their last addresses as they shall appear upon the Security Register of the Company.

Prior to August 15, 2031 (the “Par Call Date”), the Company may redeem the Securities of this series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) unpaid interest, if any, accrued thereon to the date of redemption, and

2)	100% of the principal amount of the Securities to be redeemed,

plus, in either case, any accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Securities, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus any accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the relevant redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the relevant redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any such redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 15 days but not more than 60 days before the redemption date to each registered holder of the Securities to be redeemed by the Company or by the Trustee on the Company’s behalf. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by lot by DTC, in the case of Securities represented by a Global Security, or by the Trustee by such method as the Trustee deems to be fair and appropriate, in the case of Securities that are not represented by a Global Security.

No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to such Security will state the portion of the principal amount to be redeemed. A new Security in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon surrender for cancellation of the original Security. For so long as the relevant Securities are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of such Securities shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Security and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company and the Guarantor, in each case, upon compliance by the Company and the Guarantor with certain conditions set forth in the Indenture, which provisions apply to this Security.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the Principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of all such affected series at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and offered the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request and, for 60 days after receipt of such notice, request and offer of indemnity, the Trustee shall have failed to institute any such proceeding, and, during such 60-day period, the Trustee shall not have received from the Holders of a majority in principal amount of the Securities of this series at the time outstanding a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of Principal hereof or interest on or Additional Amounts in respect of this Security on or after the respective due dates expressed herein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities affected by such amendment. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company or the Guarantor, or both, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal of and interest on and Additional Amounts in respect of this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Company may, without the consent of the Holder of the Securities, increase the principal amount of the Securities by issuing additional Securities in the future on the same terms and conditions, except for any differences in the issue date, the issue price and, in certain cases, the first payment of interest thereon. The Securities and any additional Securities shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. Any such additional Securities shall be issued under a separate CUSIP or ISIN number unless the additional Securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place of payment where the Principal of and interest on and Additional Amounts in respect of this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee for the Securities duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denomination and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons including the Trustee shall look solely to the assets of the Company and the Guarantor for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them or any of their personal assets for such satisfaction. The performance of the obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection therewith shall not be deemed a waiver of any rights or powers of the Company or the Guarantor or their respective directors or shareholders under the Company’s or the Guarantor’s respective Memorandum and Articles of Association.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and the Securities, including this Security, shall be governed by and construed in accordance with the law of the State of New York.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby

sells, assigns and transfers unto

PLEASE INSERT SOCIAL

SECURITY OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Security of GlaxoSmithKline Capital Inc. and hereby does irrevocably constitute and appoint attorney to transfer said Security on the books kept for the registration thereof with full power of substitution in the premises

Dated:

Signature:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).